Exhibit 99.1
IMMEDIATE RELEASE
REGENT COMMUNICATIONS ANNOUNCES COURT CONFIRMATION
OF ITS PLAN OF REORGANIZATION
Cincinnati, OH — April 13, 2010 — Regent Communications, Inc. (Pink Sheets: RGCIQ.PK) announced today that the United States Bankruptcy Court for the District of Delaware has confirmed the Company’s Plan of Reorganization (the Plan).
“The reorganization plan will allow Regent Communications to emerge from Chapter 11, after only sixty days, with the financial flexibility necessary to ensure the continued pursuit of our strategic objectives,” said Bill Stakelin, Regent’s President and CEO. “This new capital structure will allow us to continue to invest in our operations and maximize our growth potential in the recovering advertising marketplace.”
Regent Communications expects its Plan to become effective on or about April 27, 2010, once all closing conditions have been met.
All outstanding shares of the Company’s common stock will be extinguished on the Plan’s effective date. As provided in the Plan, the Company expects that stockholders of record holding shares on that date will receive a distribution of approximately $0.128 per share by early to mid May.
On March 1, 2010, Regent Communications and its subsidiaries filed voluntary joint petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. Additional information surrounding the Company’s restructuring, including copies of the Plan and Confirmation Order, will be available at www.regentcomm.com.
About Regent Communications
Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. The Company’s shares are traded over the counter under the symbol “RGCIQ.PK”.
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,”

“believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, as well as the process the Company is undertaking with its reorganization and emergence under Chapter 11 of the U.S. Bankruptcy Court. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Anthony Vasconcellos	Joe LoBello/Chris Plunkett
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030

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